Exhibit 99.1

VantageMed Expects Fourth Quarter Revenue to be $5.0-$5.2 million

RANCHO CORDOVA, Calif.—February 10, 2005—VantageMed Corporation (OTCBB: VMDC.OB) announced today that the Company expects revenues for the fourth quarter ending December 31, 2004 to be between $5.0 and $5.2 million.  In addition, the Company expects to report non-recurring cash and non-cash charges of approximately  $1.9 million.  After these one time charges, the Company’s GAAP net loss is expected to be between $2.7 and $2.9 million, or approximately $0.33 to $0.35 per basic and diluted share.

The Company expects to report  total cash at December 31, 2004 of approximately $946,000, a decrease of $275,000 from the September 30, 2004 balance.  The Company is pursuing opportunities to raise additional capital to fund its operations and future growth.

Expected to be included in the fourth quarter will be:

•                  A non-cash impairment charge of approximately $1.2 million.  This write down is primarily the result of the Company’s strategy to more rapidly migrate customers to the Company’s Windows-based core products.

•                  Non-recurring expenses of nearly $400,000 associated with the Company’s search for a CEO replacement and severance of the Company’s prior CEO as well as the legal and other matters associated with the Company’s fund raising efforts.

•                  Increased reserves for aged accounts receivable and other items of approximately $300,000.

VantageMed’s new CEO, Steve Curd stated, “Since joining VantageMed in November 2004, I have  thoroughly reviewed  our operations and products and am particularly pleased with the following recent accomplishments and opportunities:

•                  The targeted migrations from legacy systems to the company’s Windows-based core products has been substantially completed freeing up our resources to target new customers that carry higher gross margins.

•                  Our Therapist Helper product line continues to produce consistent results and development efforts to add new features to our Helper product family are well underway.  We expect to make an announcement in the second half of 2005 regarding this product set that should help us  capture a solid share of the small medical practice PMS market.

•                  The recent release of ChartKeeper, our new Computerized Medical Record product, is getting high marks from customers.  The market demand for CMR products is strong and we anticipate that ChartKeeper will make a significant contribution to our revenues and gross margin in future quarters.

•                  The deployment of our RidgeMark version 9 upgrade is starting this month. This is a substantial upgrade that includes enhanced features for electronic transactions such as real time eligibility and claim scrubbing that will improve a medical practice’s profitability and work flow.

“With this collection of products I am confident that we can attract additional top quality people and resources to support  our strategic growth plan.   I came to VantageMed with clear expectations— improving customer satisfaction, growing through attaining new customers and driving the VantageMed team to a leadership position in our markets.  I am quite confident that we can achieve these goals” Curd said.

VantageMed expects to announce fourth quarter and year 2004 financial results during the week of March 14, 2005.  The Company will host a conference call to discuss financial results on the same day that results are announced.

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician and behavioral health providers nationwide.  These providers use our core products which include ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health and Therapist Helper Practice Management products which are all supported by our SecureConnect electronic transaction services.  VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements.  For more information about VantageMed and our products, please call 877-879-8633, or visit the company’s Website at www.vantagemed.com.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements.  These risks and uncertainties include risks related to our failure to improve our operating cash flow, our ability to timely develop and deliver products to customer in our markets, our ability to increase our revenue or to grow the sales of our products.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Kalt Rosen & Company	VantageMed Corporation
Howard Kalt	Jennifer Morgano
(415) 397-2686	(877) TRY-VMED, ext. 4851
investor@vantagemed.com	jmorgano@vantagemed.com